Exhibit 3.1

EXECUTION COPY

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEW GGP, INC.

The present name of the corporation is New GGP, Inc. (the “Corporation”).  The Corporation was incorporated under the name “New GGP, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 1, 2010, which Certificate of Incorporation was amended, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), by the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware on October 27, 2010.  In accordance with Sections 242 and 245 of the DGCL, the Certificate of Incorporation of the Corporation, as previously amended, is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) shall be General Growth Properties, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.  The name of the Corporation’s registered agent at such address is Corporation Service Company.  The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A.            Classes and Number of Shares.  The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Eleven Billion Five Hundred Million (11,500,000,000) shares, consisting of (i) Five Hundred Million (500,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and (ii) Eleven Billion (11,000,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”).

B.            Common Stock.  The holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation, except as may be provided in this Certificate of Incorporation, as it may be amended from time to time (the “Certificate of Incorporation”), in a Preferred Stock Designation (as hereinafter defined), or as required by law.

C.            Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof.  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(1)           The designation of the series, which may be by distinguishing number, letter or title.

(2)           The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(3)           Whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series.

(4)           The redemption provisions and price or prices, if any, for shares of the series.

(5)           The terms and amounts of any sinking fund or similar fund provided for the purchase or redemption of shares of the series.

(6)           The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(7)           Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(8)           Restrictions on the issuance of shares of the same series or of any other class or series.

(9)           The voting rights, if any, of the holders of shares of the series.

D.            Issuance of Rights to Purchase Securities and Other Property.  Subject to the express rights of the holders of any series of Preferred Stock, if any outstanding, but only to the extent expressly set forth in the Preferred Stock Designation with respect thereto, the Board of Directors is hereby authorized to create and to authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Corporation of rights, options and warrants for the purchase of shares of capital stock of the Corporation or other securities of the Corporation, at such times, in such amounts, to such persons, for such consideration, with such form and content (including without limitation the consideration for which any shares of capital stock of the Corporation or other securities of the Corporation are to be issued) and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the DGCL, other applicable laws and this Certificate of Incorporation.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation; provided, however, that any amendment, alteration, modification or repeal of a Bylaw or adoption of a new provision in the Bylaws, in each case by the stockholders, may provide that it cannot be further amended, altered, modified or repealed by the Board of Directors, in which case the Board of Directors shall not be authorized to further amend, alter, modify or repeal such Bylaw amendment or such new Bylaw provision.

ARTICLE VI

A.            Subject to the rights of the holders of any series of Preferred Stock, if any outstanding, as set forth in a Preferred Stock Designation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed by the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws and the DGCL.

B.            Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

C.            Subject to the rights of the holders of any series of Preferred Stock, if any outstanding, with respect to the election of directors under specified circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class.

D.            Notwithstanding the foregoing provisions of this Article VI and any limitations contained in any Preferred Stock Designation, each director shall serve until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal.  No change in the number of directors constituting the Board of Directors shall shorten or increase the term of any incumbent director.

ARTICLE VII

The Corporation, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, shall indemnify and hold harmless any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, regulatory, arbitral or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is a legal representative, is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability entity, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss (including judgments, fines and amounts paid in settlement) suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the foregoing sentence, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person (other than proceedings to enforce rights conferred by this Certificate of Incorporation or the Bylaws of the Corporation) only if the commencement of such proceeding was authorized in the specific case by the Board of Directors.  To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.  The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation or its subsidiaries with the same (or lesser) scope and effect as the foregoing indemnification of directors and officers.

ARTICLE VIII

No director shall be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.  Any amendment, modification or repeal of any provision of this Certificate of Incorporation inconsistent with the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE IX

The Corporation may purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a director, officer, employee or agent of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, expense or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability, expense or loss under the provisions of the Bylaws of the Corporation or the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such person shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such person.

ARTICLE X

The Corporation reserves the right at any time and from time to time to amend, modify or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware in force at such time may be added or inserted in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article X; provided, however, that any amendment, modification or repeal of Article VII or Article VIII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment, modification or repeal.

ARTICLE XI

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE XII

Subject to the rights of the holders of any series of Preferred Stock as set forth in a Preferred Stock Designation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders.

ARTICLE XIII

The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Article XIII (a) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation and (c) in all events may be amended or eliminated from time to time in accordance with applicable law.

ARTICLE XIV

For purposes of this Article XIV, the following terms shall have the following meaning:

“Beneficial Ownership” shall mean ownership of shares of Capital Stock by a Person, whether the interest in such shares is held directly or indirectly (including by a nominee), and shall include shares of Capital Stock that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own,” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean, with respect to any Trust, one or more organizations described in each of Section 501(c)(3), Section 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of subsection G(1) of this Article XIV.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

“Capital Stock” shall mean the Common Stock and the Preferred Stock.

“Constructive Ownership” shall mean ownership of shares of Capital Stock by a Person whether the interest in such shares is held directly or indirectly (including through a nominee), and shall include shares of Capital Stock that would be treated as owned through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns,” “Constructively Own,” and “Constructively Owned” shall have correlative meanings.

“Constructive Ownership Limit” shall mean 9.9% of the number or value, whichever is more restrictive, of the outstanding shares of Capital Stock, as may be adjusted pursuant to subsection H of this Article XIV.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Investment Agreements” means (i) that certain Amended and Restated Cornerstone Investment Agreement, effective as of March 31, 2010, by and between General Growth Properties, Inc. and REP Investments LLC, (ii) that certain Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, by and between General Growth Properties, Inc. and The Fairholme Fund and Fairholme Focused Income Fund and (iii) that certain Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, by and between General Growth Properties, Inc. and Pershing Square Capital Management, L.P., on behalf of Pershing Square L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd.; each as may be further amended or modified from time to time.

“Market Price” on any date shall mean the fair market value of the relevant Capital Stock, as determined in good faith by the Board of Directors.

“Non-Transfer Event” shall mean an event, other than a purported Transfer, that would cause any Person to Beneficially Own shares of Capital Stock in excess of the Stock Ownership Limit or Constructively Own shares of Capital Stock in excess of the Constructive Ownership

Limit.  Non-Transfer Events include, but are not limited to, (i) the granting of any option or entering into any agreement for the sale, transfer, or other disposition of shares of Capital Stock, (ii) the sale, transfer, assignment, or other disposition of any securities or rights convertible into or exchangeable for shares of Capital Stock, (iii) a Person purchasing or otherwise acquiring an interest in a Person which Beneficially Owns shares of Capital Stock, or (iv) a redemption, repurchase, restructuring or similar transaction with respect to a person that Beneficially Owns shares of Capital Stock.

“Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of subsection G(5) of this Article XIV.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock corporation, or other entity.

“Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of subsection B of Article XIV hereof, would (i) Beneficially Own shares of Capital Stock in excess of the Stock Ownership Limit (but such Person will be considered a Prohibited Owner only with respect to those shares in excess of the applicable limit), (ii) Constructively Own shares of Capital Stock in excess of the Constructive Ownership Limit (but such Person will be considered a Prohibited Owner only with respect to those shares in excess of the applicable limit), (iii) cause the shares of Capital Stock to be beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code), (iv) cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code, or (v) cause the Corporation or any of its Subsidiaries to Constructively Own 9.9% or more of the ownership interests in a tenant of the Corporation’s or a Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code, and if appropriate in the context, shall also mean any Person who would own record title to shares of Capital Stock that the Prohibited Owner would have so owned.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“REIT Requirements” shall mean the requirements contained in Sections 856 through 860 of the Code which must be satisfied in order for the Corporation to qualify as a REIT.

“Restriction Termination Date” shall mean the first day after the date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to qualify as a REIT.

“Shares-in-Trust” shall mean any shares of Capital Stock designated Shares-in-Trust pursuant to subsection B of this Article XIV.

“Stock Ownership Limit” shall mean 9.9% of the number or value, whichever is more restrictive, of the outstanding shares of Capital Stock, as may be adjusted pursuant to subsection H of this Article XIV.

“Subsidiary” shall have the meaning set forth in subsection A(4) of this Article XIV.

“Transfer” (as a noun) shall mean any issuance, sale, transfer, gift, assignment, devise, or other disposition of shares of Capital Stock, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise.  “Transfer” (as a verb) shall have the correlative meaning.

“Trust” shall mean any separate trust created pursuant to subsection B of this Article XIV and administered in accordance with the terms of subsection G of this Article XIV, for the exclusive benefit of any Beneficiary.

“Trustee” shall mean any Person or entity that is not an affiliate of either the Corporation or any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

A.                                    Restrictions on Transfers.

(1)                                 Except as provided in subsection F of this Article XIV, from the date hereof and through and including the Restriction Termination Date,

(a)                                 (A) no Person shall Beneficially Own outstanding shares of Capital Stock in excess of the Stock Ownership Limit, and (B) no Person shall Constructively Own outstanding shares of Capital Stock in excess of the Constructive Ownership Limit;

(b)                                 any purported Transfer that, if effective, would result in any Person Beneficially Owning shares of Capital Stock in excess of the Stock Ownership Limit or Constructively Owning shares of Capital Stock in excess of the Constructive Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Capital Stock which otherwise would be Beneficially Owned by such person in excess of the Stock Ownership Limit or Constructively Owned by such Person in excess of the Constructive Ownership Limit, and the intended transferee shall acquire no rights in such excess shares of Capital Stock; and

(2)                                 From the date hereof and through and including the Restriction Termination Date, any Transfer that, if effective, would result in shares of Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio as to the Transfer of that number of shares which would be otherwise beneficially owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(3)                                 From the date hereof and through and including the Restriction Termination Date, any Transfer of shares of Capital Stock that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) shall be void ab initio as to the Transfer of that number of shares of Capital Stock which would cause the Corporation to be “closely held” within the meaning of

Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(4)                                 From the date hereof and through and including the Restriction Termination Date, any Transfer of shares of Capital Stock that, if effective, would cause the Corporation or any of its Subsidiaries to Constructively Own 10% or more of the ownership interests in a tenant of the real property of (i) the Corporation or (ii) any direct or indirect subsidiary (including, without limitation, partnerships and limited liability companies) of the Corporation (a “Subsidiary”), within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that number of shares of Capital Stock which would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s or a Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such excess shares of Capital Stock.

B.                                    Transfers to Trust.

(1)                                 If, notwithstanding the other provisions contained in this Article XIV, at any time after the date hereof and through and including the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that, if effective, any Person would either (A) Beneficially Own shares of Capital Stock in excess of the Stock Ownership Limit or (B) Constructively Own shares of Capital Stock in excess of the Constructive Ownership Limit (x) except as otherwise provided in subsection F of this Article XIV, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Capital Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner shall cease to own any right or interest) in such number of shares of Capital Stock which would cause such Person to Beneficially Own shares of Capital Stock in excess of the Stock Ownership Limit or Constructively Own shares of Capital Stock in excess of the Constructive Ownership Limit, as applicable, (y) such number of shares of Capital Stock in excess of the Stock Ownership Limit or the Constructive Ownership Limit, as applicable (rounded up to the nearest whole share), shall be designated Shares-in-Trust and, in accordance with the provisions of subsection G of this Article XIV, transferred automatically and by operation of law to the Trust to be held in accordance with subsection G of this Article XIV, and (z) the Prohibited Owner shall submit such number of shares of Capital Stock to the Corporation for registration in the name of the Trustee.  Such transfer to the Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

(2)                                 If, notwithstanding the other provisions contained in this Article XIV, at any time after the date hereof and through and including the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the shares of Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code), (ii) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or (iii) cause the Corporation or any of its Subsidiaries to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s or a Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code, then (x) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the shares of Capital Stock with respect to which such Non-Transfer Event occurred shall cease to own any right or interest) in such number of shares of Capital Stock, the ownership of which by such purported transferee or record holder would (A) result in the shares of Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code), (B) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or (C) cause the Corporation or any of its Subsidiaries to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s or a Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code, (y) such number of shares of Capital Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of subsection G of this Article XIV, transmitted automatically and by operation of law to the Trust to be held in accordance with subsection G of this Article XIV, and (z) the Prohibited Owner shall submit such number of shares of Capital Stock to the Corporation for registration in the name of the Trustee.  Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

(3)                                 The transfer of Capital Stock to the Trust shall be subject to the proviso in paragraph 10 of Exhibit D to the Investment Agreements.

C.                                    Remedies For Breach.  If the Corporation shall at any time determine, after requesting such information as the Corporation determines is relevant, subject to the provisions of subsection E of this Article XIV, that a Transfer has taken place in violation of subsection A of this Article XIV or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of subsection A of this Article XIV, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition.

D.                                    Notice of Restricted Transfer.  Any Person who acquires or attempts to acquire shares of Capital Stock in violation of subsection A of this Article XIV, or any Person who owned shares of Capital Stock that were transferred to the Trust pursuant to the provisions of subsection B of this Article XIV, shall as promptly as practicable give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation’s status as a REIT.

E.                                     Owner Required to Provide Information.  From the date hereof and through and including the Restriction Termination Date, upon reasonable advance written notice by the Corporation by January 30th of each year, every Beneficial Owner or Constructive Owner of more than five percent (5%), or such lower percentages as required pursuant to regulations under the Code (currently Treasury Regulation § 1.857-8(d)), of the outstanding shares of all classes of Capital Stock shall either (A) provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Capital Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held, or (B) comply with Treasury Regulation § 1.857-9.  Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Stock Ownership Limit and the Constructive Ownership Limit.

F.                                      Exception.  The Board of Directors, in its sole and absolute discretion, may except a Person from the Stock Ownership Limit or the Constructive Ownership Limit if (i) such Person is not (A) an individual for purposes of Code Section 542(a)(2), as modified by Code Section 856(h), or (B) treated as the owner of such stock for purposes of Code Section 542(a)(2), as modified by Code Section 856(h), and the Board of Directors obtains such representations and undertakings from such Person as are necessary to ascertain that no Person’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate subsection A(1), A(2), A(3) or A(4) of this Article XIV, (ii) such Person does not and represents that it will not Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation or any of its Subsidiaries Constructively Owning an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation or a Subsidiary to Constructively Own 10% or more of the ownership interests in such tenant with the result that the Corporation does not satisfy the REIT Requirements), and the Board of Directors obtains such representations and undertakings from such Person as are necessary to ascertain this fact, and (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in subsections A through E of this Article XIV) will result in such shares of Capital Stock that are in excess of the Stock Ownership Limit or the Constructive Ownership Limit, as applicable, being designated as Shares-in-Trust in accordance with the provisions of subsection B of this Article XIV.  In exercising its discretion under this subsection F, the Board of Directors may, but is not required to, obtain a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, as it may deem necessary or desirable in order to maintain the Corporation’s status as a REIT, and, in addition, may obtain such representations and undertakings from a Beneficial Owner or Constructive Owner that it may deem necessary or desirable under the circumstances.

G.                                    Shares-in-Trust.

(1)                                 Trust.  Any shares of Capital Stock transferred to a Trust and designated Shares-in-Trust pursuant to subsection B of this Article XIV shall be held for the exclusive benefit of the Beneficiary.  The Corporation shall name a Beneficiary for each Trust within five (5) days after the date on which the Corporation is made aware of the existence of the Trust.  Any transfer to a Trust, and subsequent designation of shares of Capital Stock as Shares-in-Trust, pursuant to subsection B of this Article XIV shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust.  Shares-in-Trust shall remain issued and outstanding shares of Capital Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Capital Stock of the same class and series.  When transferred to a Permitted Transferee in accordance with the provisions of subsection G(5) of this Article XIV, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

(2)                                 Dividend Rights.  The Trust, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions with respect to such shares of Capital Stock and shall hold such dividends or distributions in trust for the benefit of the Beneficiary.  The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trust the amount of any dividends or distributions received by it that are attributable to any shares of Capital Stock designated as Shares-in-Trust and the record date of which was on or after the date that such shares became Shares-in-Trust.  The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, (x) withholding any portion of future dividends or distributions payable on shares of Capital Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of subsection B of this Article XIV, would Constructively Own or Beneficially Own the Shares-in-Trust, and (y) as soon as reasonably practicable following the Corporation’s receipt or withholding thereof paying over to the Trust for the benefit of the Beneficiary the dividends or distributions so received or withheld, as the case may be.

(3)                                 Rights Upon Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of, or any distribution of the assets of, the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of shares of Capital Stock of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class or series of shares of Capital Stock.  The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, winding-up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this subsection G(3) of this Article XIV in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Capital Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Capital Stock and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer.  Any remaining amount in such Trust shall be distributed to the Beneficiary.

(4)                                 Voting Rights.  The Trustee shall be entitled to vote all Shares-in-Trust.  Any vote by a Prohibited Owner as a holder of shares of Capital Stock prior to the discovery by the Corporation that the shares of Capital Stock are Shares-in-Trust shall, subject to applicable law, be rescinded and be void ab initio with respect to such Shares-in-Trust and be recast by the Trustee; provided, however, that if the Corporation has already taken irreversible corporation action, then the Trustee shall not have the authority to rescind and recast such vote.  The Trustee shall vote all Shares-in-Trust in accordance with the recommendation of the Designated Proxy Firm and shall abstain if no such recommendation has been made.  For the purposes of this subsection (4), the “Designated Proxy Firm” means Institutional Shareholder Services, Inc. or any successor thereto or a nationally recognized proxy advisory firm designated by the vote of a majority of the independent members of the Board of Directors in their discretion from time to time; provided, however, that the independent members of the Board of Directors shall not designate a Designated Proxy Firm after the date on which a meeting of stockholders has been called until after such meeting has been held; provided, further, however that if such meeting has been adjourned, no designation of a Designated Proxy Firm shall occur until after the date on which such adjourned meeting has been held.  The Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of shares of Capital Stock under subsection B of this Article XIV, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in accordance with this subsection (4).

(5)                                 Designation of Permitted Transferee.  The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust in an orderly fashion so as not to materially adversely affect the Market Price of its Shares-in-Trust.  The Trustee shall designate any Person as a Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust, and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such shares of Capital Stock so acquired as Shares-in-Trust under subsection B of this Article XIV.  Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this subsection G(5), the Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Capital Stock, as applicable, (iii) cause the Shares-in-Trust to be cancelled, and (iv) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making the payment to the Prohibited Owner pursuant to subsection G(6) of this Article XIV.

(6)                                 Compensation to Record Holder of Shares of Capital Stock that Become Shares-in-Trust.  Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent designations of the Permitted Transferee in accordance with subsection G(5) of this Article XIV or following the acceptance of the offer to purchase such shares in accordance with subsection G(7) of this Article XIV) to receive from the Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for shares of Capital Stock and which Transfer resulted in the transfer of the shares to the

Trust, the price per share, if any, such Prohibited Owner paid for the shares of Capital Stock, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Trustee from the sale or other disposition of such Shares-in-Trust.  Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid to the Prohibited Owner pursuant to this subsection G(6) shall be distributed to the Beneficiary in accordance with the provisions of subsection G(5) of this Article XIV.  Each Beneficiary and Prohibited Owner waives any and all claims that it may have against the Trustee and the Trust arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this subsection G(6), by such Trustee or the Corporation.

(7)                                 Purchase Right in Shares-in-Trust.  Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event), and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.  Subject to subsection G(6) of this Article XIV, the Corporation shall have the right to accept such offer for a period of ninety (90) days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to subsection D of this Article XIV.

H.                                   Modification and Limitations on Changes of Limits.

(1)                                 Increase or Decrease in Stock Ownership Limit or Constructive Ownership Limit.  Subject to the limitations provided in subsection H(2) of this Article XIV, the Board may from time to time increase or decrease the Stock Ownership Limit or the Constructive Ownership Limit; provided, however, that (i) any decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law that would require a decrease in order for the Corporation to retain REIT status, in which case such decrease shall be effective immediately) and (ii) any decrease may only be made if the Board reasonably determines that such decrease is advisable to help the Corporation protect its status as a REIT.

(2)                                 Limitation on Changes in Stock Ownership Limit or Constructive Ownership Limit.  Prior to the modification of any Stock Ownership Limit or Constructive Ownership Limit pursuant to subsection H(1) of this Article XIV, the Board may require such opinions of counsel, affidavits, undertakings, or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

I.                                        Remedies Not Limited.  Nothing contained in this Article XIV shall limit the authority of the Corporation to take such other action as it deems necessary or advisable (i) to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT, and (ii) to ensure compliance with the Stock Ownership Limit or the Constructive Ownership Limit, as applicable.

J.                                        Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Article XIV, including any defined term contained herein, the Board of Directors shall have the power to determine the application of the provisions of this Article XIV with respect to any situation based on the facts known to it.  In the event that this Article XIV requires an action by the Board of Directors and this Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is in furtherance of the provisions of this Article XIV.

K.                                   Severability.  If any provision of this Article XIV or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

L.                                     Legend.  Each certificate for shares of Capital Stock shall bear substantially the following legend:

“The shares represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”).  No Person may (i) Beneficially Own shares of Capital Stock in excess of 9.9% of the number or value of outstanding shares of Capital Stock (whichever is more restrictive) or Constructively Own shares of Capital Stock in excess of 9.9% of the number or value of outstanding shares of Capital Stock (whichever is more restrictive); (ii) beneficially own shares of Capital Stock that would result in the shares of Capital Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution); (iii) Beneficially Own shares of Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code; or (iv) Constructively Own shares of Capital Stock that would cause the Corporation or any of its Subsidiaries to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s or a Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code.  Any Person who attempts to Beneficially Own or Constructively Own shares of Capital Stock in excess of the above limitations must notify the Corporation in writing as promptly as practicable.  Any transfer in violation of the above limitations will be void ab initio.  Notwithstanding the foregoing, if the restrictions above are violated, the shares of Capital Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust.  The foregoing summary does not purport to be complete and is qualified in its entirety by reference to, and all capitalized terms in this legend have the meanings defined in, the Corporation’s charter, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests.”

ARTICLE XV

In addition to any votes required by applicable law and subject to the express rights of the holders of any series of Preferred Stock, if any outstanding, and notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, modify or repeal any provision, or adopt any new or additional provision, in a manner inconsistent with Articles V, VI(C), VII, XII and this Article XV.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Assistant Secretary this 9th day of November, 2010.

NEW GGP, INC.

/s/ Linda J. Wight
Name: Linda J. Wight
Its: Assistant Secretary

SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NEW GGP, INC.